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                                                                    Exhibit 10.4

                         FIRST COMMUNITY BANK OF AMERICA

                      INCENTIVE DEFERRED COMPENSATION PLAN

Purpose: The Plan's purpose would be to reward those Officers of the Bank who have (1) contributed to the Bank's current profitability, and/or (2) demonstrated the potential to contribute to the Bank's future profitability.

Eligibility: All full-time Bank Officers would be eligible to participate in the Plan, however it is anticipated that awards will be concentrated on a relatively few key individuals.

Amount Available: The maximum amount available for awards will be determined annually by FCBA Board of Directors and will be related to the financial institution's achievement of its profitability objectives. For 2001, it is proposed that the following formula will apply:

FCBA Net Income          Maximum Plan Award
---------------          ------------------
(less than)0             Zero
$350,000                 $78,000
(greater than)$350,000   20% of net income (max. $100,000)

Total Plan awards may be less than the maximum provided by the formula.

Individual Awards: The CEO will recommend to the Executive Committee all Plan awards other than his own. The Executive Committee will determine the CEO's Plan award, as well as revise or approve all other awards. All such actions would then be submitted to FCBA's Board of Directors for approval.

Method of Payment: Plan awards granted would normally be paid in five equal annual installments, commencing in January of the year following the award. An annual "interest factor" would be paid on the amount deferred, ranging from zero to thirty percent, depending on the financial institution's profitability for the year involved. The "interest factor" would be determined annually by the Board of Directors, after receiving a recommendation from the Executive Committee. Should a Plan Participant leave the Bank (other than for disability or retirement) that Participant would forfeit any unpaid portion of his or her award. All awards would be immediately vested upon a change of control.